Exhibit 10.32

Confidential

Vitro Biopharma, Inc and European Wellness Group Joint Operating Agreement Amendment to Goal 1:

Scientific Basis and Deliverables

Overview

Vitro Biopharma's work in collaboration with the Colorado University's Drug Discovery and Development Laboratory, thus far has failed to yield evidence of biological activity (API) within various MO extract samples investigated through protocols SOW1, SOW2 & SOW3 with samples arriving from Malaysia and Singapore that were originally manufactured in Slovakia and/or Czech Republic.

We propose to amend the JOA by first using the starting material with established evidence of biological activity. Vitro Biopharma, Inc has commercialized an exosome- containing product derived from its lead clinical product, AlloRx Stem Cells®. This product, branded as AlloEX Exosomes® is derived from cultured human umbilical cord derived MSCs by a proprietary cell culture process. Initial evidence of biological activity was derived by Krishna Veervalli and colleagues at the University of Illinois Peoria Medical Center showing that exosomes derived from the research equivalent of AlloRX Stem Cells®, exhibited various biological effects that collectively reversed stroke symptoms in an animal model *(See references KV, et al, 2019b)*[1] These effects included: reduced infarct size and ipsilateral hemisphere swelling, preservation of neurological function by the modified adhesive removal (sticky-tape), and beam walking tests, and facilitated recovery of stroke-induced rats as shown by the modified neurological severity scores (mNSS). Another analysis of the likely molecular agent mediating these effects suggests protein constituents of exosomes based on a variety of analytical considerations *(Toh, WS, et al, Biochemical Society Transactions 46:843-853, 2018)*[2].
Furthermore, MSC-derived exosomes are presently subject to extensive research as a cell-free regenerative medicine therapy (*Reviewed by Mendt, M, et al, Bone Marrow Transplant. 54: 789- 792, 2019)*[3].

The initial deliverable, which could be initiated prior to a fully executed JOA amendment, is to test Vitro Biopharma's AlloEX Exosome product in SOW4, that would include, in addition to bioassay of effects on MSC mitochondria, proliferation and stemness, the addition of quantitative measurement of immunosuppression. These tests would be conducted at the CU Anschutz Medical Center through our established relation with the Drug Discovery and Development Shared Resources CRO who has conducted prior Goal I protocol (SOW 1,2 and 3), using the fully automated, integrated analytic and imaging Perkin Elmer workstation.

Subsequently, we would purify exosomes by well-known methods including ultrafiltration and size exclusion chromatography and again test intact and solubilized exosomes in SOW4. Further deliverables mirror Goal I in the original JOA, including chromatographic fractionation of exosome proteins/peptides and measurement of biological activity through SOW4 to identify single molecule API(s).

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Veterinary API development would follow a similar pathway as proposed for the human API with the exception of use of rabbit umbilical cord derived MSCs as a source of the exosomes through a CRO contract with Charles River or equivalent. Cell-based bioassay systems would depend on the targeted therapy, e.g., animal diabetes or musculoskeletal targets.

Shared IP and Licensing

Since the amended JOA would involve use of Vitro Biopharma IP, Vitro will request to have mutually agreed terms of such for future license agreements. A separate term sheet will be developed to ensure that all parties agree to a shared IP and further licensing of the final product development and any new discoveries that may involve both parties. This term-sheet and relevant documents will be produced and/or reviewed by specialized attorneys and the total cost of the fees will be divided 50/50 by Vitro and BioPep (EW Medical Group).

Research Program Plan

Potential drug development and research program to satisfy the two arms of joint operating agreement to include Goals I (amended per this document), 2, 3 and 4 (see table 1- below). The Goal 5 (QMS) will continue to further develop to meet the requirements of the joint operating agreement to ensure that BioPep is certified as an ISO 9000 and recognized as a cGMP biopharma company.

Summary of Goals to be achieved per Original Joint Operating Agreement - signed August2021

Goal	Objective	Deliverables	Vendor	Estimated Cost US Dollar ($)
1	Identify key Target Product for FDA Approval	API target identification characterization & potency	Vitro & CU	1,800,000
2	Immunoassay & Potency Assay Development	Develop FDA-validated immunoassay & potency assay of target product	Vitro & Luminex/Millipore Sigma (or other)	1,200,000
3	Develop Downstream manufacturing methods	Purification of Target Product. Quantify API for IND pre-clinical/clinical	Vitro & possible outsourced personnel	600,000
4	Develop Recombinant Cell Line for Upstream manufacturing methods	Generate recombinant expression vector host cell line & Develop bioreactor production system.	Vitro & possible outsourced material/vendors	1,000,000

Table 1: All Goals must be achieved to have a final research grade product (Human biologics)

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<u>Payment of Expenses Upon Signature:</u>

Vitro Biopharma requires a non-refundable payment of **$250,000** (two hundred and fifty thousand US dollars), due at signing of this amendment to joint operating agreement for prepayment of expenses incurred by Vitro Biopharma for purchase of materials, personnel and equipment related to completion of goals 1 and 4. Both these goals are in progress and expenses (personnel, material and equipment) are currently being incurred on a daily basis to achieve the deliverables for the research grade human biologics. Fund wire transfer instruction is provided below:

Incoming Wire Transfer Routing Instructions (Receiving Funds)
For International Transfers, 1st Century Bank uses a Correspondent Bank:

Receiving Bank SWIFT:	[***]
Receiving Bank Name & Address:	[***]
Beneficiary Account No:	[***]
Beneficiary Account Name:	Vitro Biopharma Inc.

<u>Human Studies (Protocols to be determined in future)</u>

Orphan Disease Indications (including Autism as this has a history for EW and there will be clinical study case opportunities in China) Oncology autoimmune diseases with specific emphasis studies that test hypotheses connected to longevity and rejuvenation.

<u>Veterinary Studies (Protocols to be determined at a later date)</u>

Vitro is currently working with Charles River Laboratories (CRL), in order to discuss feasibility as a production CRO for rabbit MSCs for the Veterinary product. Vitro has provided its manufacturing information, which is its IP to CRL, as well as the relevant protocol for specific steps to be followed for cord processing, including cell counting and cell culture expansion. Once CRL and their team in Laval, Quebec, Canada is able to address the specific needs to take on this project, the outcome will be provided to BioPep for proper decision-making chain of custody. If there is a veterinary product developed through these methods, the primary emphasis will be on the following animal studies.

- Dog Fertility Studies
- Dog Mobility Studies
- Beta Cell Studies (NOD mice)
- Rabbit stem cell peptide organ considerations

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Upon signing of this addendum to the joint operating agreement, Vitro will start working on the SOW#4 to ensure timely deliverables for the human MSC at the Golden Lab, as Vitro has invested in a bioreactor and additional equipment for the BioPep's project.

At this point, BioPep has decided to consider the human product development line in the first instance, and Vitro will commit to working diligently to ensure expenses are comparable to the current budget as reflected in each, separate Goals (1 through 4) on the joint operating agreement. Vitro will also work diligently to ensure that the timelines as specified for each separate goal is also managed accordingly and remains on target. If there are any external challenges (outside Vitro's control), BioPep will be alerted accordingly.

Sequential Product Development Pathways

The Veterinary and Human Product development processes will be undertaken in a sequential product development pathway if relevant resources are available to conduct the development.

BioPep agrees that the Human Product Development will be undertaken first. Upon signing of this addendum to the joint agreement, Vitro will start working on the SOW 4 to ensure timely deliverables for the human MSC at the Golden Lab, as Vitro has invested in a bioreactor and additional equipment for the BioPep's project.

Vitro will make every effort to ensure that the new Human Product Development process for the development of research grade biologics for studies required for US FDA IND filing will be kept within the budget agreed upon in the original operating agreement.

Once the Human Product Development process for research grade biologics has been completed. BioPep and Vitro will develop a budget for the development of Veterinary Product Development process with the view to said budget being agreed upon by both parties before product process begins.

It is understood that the Veterinary Product Development process may pose higher costs than that of human product development processes due to the additional constraints as Vitro's current lab is "human only" GMP facility that precludes any processing of animal-derived products. In order to satisfy this part of the project and provide priority in developing veterinary product, Vitro will need to contract out with Charles River Labs and/or other CRO's to generate the UC-MSC's from white rabbit strain used by EW for MO extracts. Another example is that Vitro needs to contract out with an outside CRO for "bioreactor-based" exosome raw material production from rabbits

Quality Management Systems (QMS)

BioPep has a proprietary QMS which is separate from the QMS held by Vitro Biopharma Inc. This agreement is exclusive to the Biologics for the Veterinary Medicine and Human Studies (outlined previously) and does not include any other products (e.g., Cosmetics and Nutraceuticals, Dietary Supplements, etc.) that each company and/or its parent company are registered to market. It is essential that both parties take strict measures to avoid any direct conflicts of interest in all cases and be fully compliant with the Federal regulations.

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References:

1. Nalamolu KR, Venkatesh I, Mohandass A, Klopfenstein JD, Pinson DM, Wang DZ, Kunamneni A, Veeravalli KK. Exosomes Secreted by the Cocultures of Normal and Oxygen-Glucose-Deprived Stem Cells Improve Post-Stroke Outcome. Neuromolecular Med. 2019 Dec;21(4):529-539. doi: 10.1007/s12017-019-08540-y. Epub 2019 May 10. PMID: 31077035; PMCID: PMC7272187. Exosomes Secreted by the Cocultures of Normal and Oxygen-Glucose-Deprived Stem Cells Improve Post-stroke Outcome - PubMed (nih.gov)

2. Wei Seong Toh, Ruenn Chai Lai, Bin Zhang, Sai Kiang Lim; MSC exosome works through a protein- based mechanism of action. *Biochem Soc Trans* 20 August 2018; 46 (4): 843–853. doi: https://doi.org/10.1042/BST20180079. MSC exosome works through a protein-based mechanism of action | Biochemical Society Transactions | Portland Press.

3. Mendt M, Rezvani K, Shpall E. Mesenchymal stem cell-derived exosomes for clinical use. Bone Marrow Transplant. 2019 Aug;54(Suppl 2):789-792. doi: 10.1038/s41409-019-0616-z. PMID: 31431712. Mesenchymal stem cell-derived exosomes for clinical use - PubMed (nih.gov).

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Confidential

In witness WHEREOF as of April 28, 2022, the parties have executed this Joint Agreement Amendment #1 for operations for Vitro Biopharma and the European Wellness Group/Biopep.

VITRO BIOPHARMA, INC.

By:	/s/ Nathan Haas
Name:	Nathan Haas NH. 5.12.22
Title:	Chief Financial Officer

EUROPEAN WELLNESS/ BIOPEP

By:	/s/ Dr. Mike Chan Kok Seng
Name:	Dr. Mike Chan Kok Seng
(Tan Kor Seng ) Passport #A53952903
Title:	President and Chief Executive Officer

BIOPEP ( A subsidiary of European Wellness)

By:	/s/Dr.Desiree Cox-Maksimov
Name:	Dr. Desiree Cox – Maksimov MD, PHD
Title:	CEO BioPep

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